Exhibit 99.1

Dec. 22, 2020

Contact:
Media Relations
(206) 304-0008
newsroom@alaskaair.com

Alaska Airlines announces restructured agreement with Boeing to acquire a total of 68 737 MAX-9 aircraft with options for another 52
New agreement in principle adds 23 orders plus 15 options to airline’s overall order

SEATTLE — Alaska Airlines announced today an agreement in principle with Boeing to restructure the airline’s order to receive a total of 68 Boeing 737-9 MAX aircraft with options for an additional 52 planes.

Alaska is scheduled to receive 13 planes in 2021; 30 in 2022; 13 in 2023; and 12 in 2024. The delivery schedule will largely replace Alaska’s Airbus fleet and moves the airline substantially toward a single, mainline fleet that’s more efficient, profitable and environmentally friendly, and that will enhance the guest experience and support the company’s growth. This restructured agreement with Boeing incorporates Alaska’s announcement last month to lease 13 737-9 aircraft.

The agreement delivers superior economics to Alaska while providing flexibility in the final delivery schedule for the airline to optimize its fleet plan as the industry recovers. It also enables two major Pacific Northwest employers – Alaska and Boeing – to continue to support and revive jobs as the region and nation recover from the devastating impacts of the pandemic, fueling economic opportunity and growth in the coming decade.

“We are extremely proud to be announcing this transformative agreement with Boeing,” said Brad Tilden, CEO of Alaska Air Group. “We believe in this airplane, we believe in our strong partnership with Boeing, and we believe in the future of Alaska Airlines and the incredible opportunities ahead as we climb our way out of this pandemic. We could not ask for a better partner than Boeing and we are delighted to be standing side by side with them as we work together to get our economy back on its feet.”

“Alaska Airlines has done a tremendous job of weathering the impacts from the Covid-19 pandemic and is well positioned to return to its growth trajectory and strengthen its standing as one of the top U.S. airlines. With Alaska’s industry-leading reputation for safety, sustainability and customer service, we are honored that the airline has chosen to invest in its future with a significant purchase of additional Boeing 737 airplanes,” said Stan Deal, president and CEO, Boeing Commercial Airplanes. “We are grateful for Alaska’s trust and partnership. Our team is focused on delivering their first 737 MAX jets and helping ensure a safe and seamless entry into service.”

After significant work to manage costs and liquidity through the pandemic, support employees and jobs, and to ensure the safety of both employees and guests, Alaska’s priority is to establish strong recovery and growth in the decade ahead. Alaska also prefers to own aircraft when it makes the best financial sense for the company. This decision enables the company to exit 61 expensive, short-term leases for its Airbus fleet that were inherited by Alaska through its acquisition of Virgin America. Furthermore, compared to the Airbus A320, the 737-9 has more seats, better fuel efficiency, lower emissions and lower maintenance costs.

The agreement includes mechanisms to adjust the timing of deliveries to meet economic conditions, giving the airline substantial flexibility to manage its fleet in step with network demand. Alaska’s 52 aircraft options are for deliveries between 2023 to 2026.

TOTAL ORDERS: 68 737-9 Aircraft

Status	Announcement Date	Number of Aircraft
Existing Order	October 2012	32
Lease Agreement	November 2020	13
New Order	December 2020	23

TOTAL OPTIONS: 52 737-9 Aircraft

Status	Announcement Date	Number of Aircraft
Existing Order	October 2012	37
New Order	December 2020	15

The 737-9 will replace all A319 and A320 aircraft in Alaska’s fleet to improve the airline’s overall operational, financial and environmental performance. With this plan, Alaska will reduce its Airbus fleet to 10 A321neos by the summer of 2023. The 737-9 is 20% more fuel efficient and generates approximately 20% less carbon emissions per seat than the A320. Its larger, improved engines fly significantly quieter, and the Boeing Sky Interior lends a feeling of spaciousness to the cabin. The 737-9 can also fly up to 600 miles farther, which opens the possibility of new nonstop routes and destinations.

Alaska plans to begin revenue service with its first 737-9 in March 2021, with five additional aircraft expected to begin flying by summer 2021. Learn more about Alaska’s confidence in the safety and certification of the 737-9 MAX at alaskaair.com/737MAX.

Editor’s note: A small signing ceremony between Alaska and Boeing executives was held on Friday, Dec. 18, at the Boeing Delivery Center in Seattle. High resolution pictures and broadcast quality b-roll and interviews from the event can be downloaded here.

About Alaska Airlines
Alaska Airlines and its regional partners serve more than 115 destinations across the United States and North America. The airline provides essential air service for our guests along with moving crucial cargo shipments, while emphasizing Next-Level Care. Alaska is known for low fares, award-winning customer service and sustainability efforts. Guests can earn and redeem miles on flights to more than 800 destinations worldwide with Alaska and its Global Partners. On March 31, 2021, Alaska will officially become a member of the oneworld global alliance. Learn more about Alaska at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

About The Boeing Company
Boeing is the world’s largest aerospace company and leading provider of commercial airplanes, defense, space and security systems, and global services. As a top U.S. exporter, the company supports commercial and government customers in more than 150 countries, leveraging the talents of a global supplier base. Building on a legacy of aerospace leadership, Boeing continues to lead in technology and innovation, deliver for its customers and invest in its people and future growth.

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